UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2026

GOSSAMER BIO, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38796	47-5461709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row, Suite 120
San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)
(858) 684-1300
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOSS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 16, 2026, upon the recommendation of the Nominating and Corporate Governance Committee, pursuant to the amended and restated bylaws of Gossamer Bio, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company appointed Gregory A. Ciongoli to serve as a Class III director, effective September 16, 2026, with an initial term expiring at the Company’s 2027 annual meeting of stockholders. The Board also appointed Mr. Ciongoli as a member of the Audit Committee.
Mr. Ciongoli, age 51, has served as the Founder and Managing Partner of Adiumentum Capital Management, a Boston-based investment firm, since April 2024. Prior to Adiumentum, he was a Partner at the Baupost Group from 2007 to 2024, where he worked on a broad range of public and private equity investments. Mr. Ciongoli has served on the boards of directors of REGENXBIO Inc. since August 2026, Zymeworks, Inc. since August 2025 and Atara Biotherapeutics, Inc. since September 2024, having served as chair of the Board of Atara since September 2025. Mr. Ciongoli is also actively involved in a number of local not-for-profit organizations. Mr. Ciongoli graduated from Princeton University with an A.B. and received his M.B.A. from Harvard Business School.
Pursuant to the Company’s non-employee director compensation program, Mr. Ciongoli (i) will receive an annual cash retainer of $40,000 for service on the Board and (ii) an annual cash retainer of $7,500 for service on the Audit Committee. In addition, Mr. Ciongoli will be entitled to equity compensation specified in the Company’s non-employee director compensation program, although the Board determined that a standard initial award to Mr. Ciongoli will be made at a future date, and in a future amount, to be determined by the Board. Mr. Ciongoli has also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.14 to the Company's Form S-1, filed with the SEC on December 21, 2018, and incorporated herein by reference.
There is no arrangement or understanding between Mr. Ciongoli and any other person pursuant to which Mr. Ciongoli was appointed as a director. The Board has determined that Mr. Ciongoli is an independent director in accordance with the listing requirements of the Nasdaq Global Select Market.
As previously announced, on August 24, 2026, the Company held the initial closing of a private placement transaction (the “2026 PIPE”), pursuant to which Mr. Ciongoli was a purchaser under that certain Securities Purchase Agreement, dated August 20, 2026, by and among the Company and the purchasers named therein. Mr. Ciongoli (i) purchased initial closing pre-funded warrants exercisable for (a) prior to obtaining stockholder approval, up to 250 shares of Series A-1 preferred stock or (b) following the receipt of stockholder approval, approximately 22,337 shares of common stock, (ii) has agreed to purchase second closing pre-funded warrants exercisable for (a) prior to obtaining stockholder approval, up to 1,250 shares of Series A-2 preferred stock or (b) following the receipt of stockholder approval, approximately 111,687 shares of common stock (assuming a purchase price per second closing pre-funded warrant of $11.192; provided that such number will be increased if the purchase price per second closing pre-funded warrant is less than $11.192) and (iii) has agreed to purchase FDA approval warrants exercisable for (a) prior to obtaining stockholder approval, up to 1,000 shares of Series A-3 preferred stock or (b) following the receipt of stockholder approval, approximately 66,845 shares of common stock (or in lieu thereof, FDA approval warrant pre-funded warrants). The numbers set forth above take into account the Company’s 1-for-80 reverse stock split effectuated on September 10, 2026.
The description of the 2026 PIPE and the securities issued or issuable in connection therewith in Item 1.01 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 21, 2026 is incorporated herein by reference.
On September 16, 2026, the Company issued a press release announcing Mr. Ciongoli’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No	Description
99.1	Press Release dated September 16, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOSSAMER BIO, INC.

Date: September 16, 2026	By:	/s/ Christian Waage
Christian Waage
Executive Vice President and General Counsel